Exhibit 3(iii)
Element 21 Golf Company

Audit Committee Charter

The following Audit Committee Charter was adopted by the Audit Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Element 21 Golf Company, a Delaware corporation (the “Company”):

1.           Members. The Committee shall consist of at least three non-affiliated, independent members of the Board.  The Board shall designate one member as Chairman of the Committee.  Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows.  At least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

2.           Purpose. The Committee has been constituted to represent and assist the Board in its oversight of: (1) the integrity of the Company’s financial reporting and systems of internal accounting control, (2) the independence, qualifications and performance of the Company’s independent registered public accounting firm, and (3) the Company’s compliance with legal and regulatory requirements.  The Committee shall also conduct all reviews and investigations and prepare such reports as are required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission, the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading, or any other applicable laws or regulations.

3.           Duties and Responsibilities. On behalf of the Board, the Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the Securities and Exchange Commission, the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading, or any other applicable laws or regulations:

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Appoint, compensate, retain and oversee the work of the independent auditor.  In this regard, the Committee shall appoint and retain, subject to approval by the Company’s shareholders, compensate, evaluate and terminate, when appropriate, the independent auditor, which shall report directly to the Committee.

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Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor and establish policies and procedures for the engagement of the independent auditor to provide auditing and permitted non-audit services.

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Review the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  Also included in such review shall be significant issues and judgments regarding accounting and auditing principles and practices, and the effect of regulatory and accounting initiatives on the Company’s financial statements.  The Committee shall recommend to the board whether the financial statements should be included in the Form 10-K.

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Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to filing the Form 10-Q, including the results of the independent auditor’s review of them and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Review major changes to the Company’s accounting and auditing principles and practices as suggested by management or the independent auditor.

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Meet periodically with management to review the Company’s major financial and business risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

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Obtain and review, at least annually, a report by the independent auditor describing the independent auditor’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	Consider, at least annually, the independence of the independent auditor, and receive from and discuss with the independent auditor the auditor’s report regarding its independence.

•	Meet with the independent auditor prior to the audit to review the scope and planning of the audit.

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Review with the independent auditor the results of the annual audit examination, and any issues the auditor may have encountered in the course of its audit work and management’s response.  This review should include, among other things, any management letter, any restrictions on the scope of activities or access to required information.

•	Discuss with management the Company’s earnings releases and corporate policies with respect to releases and financial information and earnings guidance provided to analysts and rating agencies.

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Receive reports from the Company’s independent registered public accounting firm and management regarding, and review the adequacy and effectiveness of, the Company’s internal controls over financial reporting and significant changes in such controls reported to the Committee by the Company’s independent registered public accounting firm or management.

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Receive reports from the Company’s independent registered public accounting firm and management regarding, and review the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

•	Review candidates for the positions of chief financial officer and controller of the Company.

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Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review policies for hiring employees and former employees of the independent auditor.

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Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s policies for Code of Business Conduct and Conflict of Interests.

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Review with the Company’s General Counsel, outside counsel and independent registered public accounting firm (1) legal matters that may have a material impact on the financial statements, (2) any fraud involving management or other employees who have a significant role in the Company’s internal controls, (3) compliance policies, and (4) any material reports or inquires received from regulators, governmental agencies or employees that raise material issues regarding the Company’s financial statements and accounting or compliance policies.

•	Review this Charter annually and recommend any changes for approval by the Board.

•	Review the Committee’s own performance annually.

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Consider such other matters in relation to the financial affairs of the Company, its accounts and the independent audit of the Company, as the Committee may, in its discretion, determine to be advisable.

4.           Meetings. The Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine.  At each such regularly scheduled meeting, the Committee shall meet in separate executive sessions with the Company’s executive management, the Company’s independent auditor and the Committee itself.  The Committee shall regularly report its activities to the Board, and shall maintain minutes of its meetings.

5.           Outside Advisors. The Committee shall have the authority to retain such outside legal, accounting or other consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee.  The Committee may also meet with investment bankers and financial analysts.  The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Company.  The Company shall provide for payment of compensation to the independent auditor and to any advisors retained by the Committee.

6.           Limitations. The Committee is responsible for the duties set forth in this Charter, but is not responsible for the preparation of the financial statements or the auditing of thereof.  Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor has the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls.

7.           Amendment. Any amendment or other modification of this Charter shall be made and approved by the Board of the Company.

8.           Disclosure of Charter. This Charter, as amended from time to time, shall be made available to the public on the Company’s website.

9.           Non-affiliate, independent director.

An “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The following person shall not be considered independent:

•	A director who is employed by the Company or any of its affiliates for the current year or any of the past three years.

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A director who accepts any compensation from the Company or any of its affiliates in excess of $120,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

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A director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or and or its affiliates as an executive officer.  Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law-, daughter-in-law, and anyone who resides in such person’s home (such person, a “Family Member”).

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A director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the Company’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

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A director who is, or has a Family Member who is, a current partner of the Company’s registered public accounting firm or was a partner or employee of the company’s registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

•	A director who is employed as an executive of another entity where any of the Company’s executives serve on that entity’s Compensation Committee.

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